                                                                    Exhibit 99.1


    NOTICE TO BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE TORO COMPANY
        REGARDING UPCOMING BLACKOUT PERIOD UNDER EMPLOYEE BENEFIT PLANS

                                  July 27, 2004

As a director or executive officer of The Toro Company, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's Regulation BTR, which prohibit certain securities transactions during employee benefit plan blackout periods.

This notice is to inform you of an upcoming blackout period in connection with changes in the administrative service providers for The Toro Company Investment, Savings, and Employee Stock Ownership Plan, The Toro Company Profit Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees. As a result of these changes, there will be a blackout period in which participants under these plans temporarily will be unable to engage in transactions involving Toro common stock, par value $1.00 per share, and related preferred share purchase rights, or associated derivative securities, held in their individual accounts. During the blackout period, participants under these plans will not be able to change investments of their contributions, reallocate investments of existing balances in their individual accounts, or obtain distributions. The blackout period is expected to begin on August 30, 2004 and end on September 7, 2004.

During the blackout period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any shares of Toro common stock, and related preferred share purchase rights, or associated derivative securities, including stock options that you acquired in connection with your service or employment as a director or executive officer of Toro. This prohibition is intended to cast a wide net and therefore applies to Toro securities you have acquired not just under typical Toro compensation plans but under any plan or arrangement that has resulted in the acquisition of Toro securities in exchange for the performance of services for, or employment with, Toro. If you sell or transfer any Toro securities during the blackout period, there will be a presumption that such securities were acquired in connection with your service or employment with Toro. This prohibition applies to any direct or indirect pecuniary interest you may have in such securities, such as any Toro common stock held by immediate family members living with you, in trust, or by controlled partnerships or corporations. This prohibition also applies to you regardless of whether you participate in any of the employee benefit plans named above.

There are limited exceptions to the prohibition, including bona fide gift transactions and purchases and sales under a qualified Rule 10b5-1 trading plan. IT IS STRONGLY RECOMMENDED THAT YOU CONSULT WITH LARRY MCINTYRE, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL OF TORO, PRIOR TO ENTERING INTO ANY TRANSACTION INVOLVING TORO SECURITIES DURING THE BLACKOUT PERIOD, REGARDLESS OF WHETHER YOU BELIEVE AN EXCEPTION EXISTS OR SUCH SECURITIES WERE NOT ACQUIRED IN CONNECTION WITH YOUR SERVICE OR EMPLOYMENT AS A DIRECTOR OR EXECUTIVE OFFICER OF TORO.

If you have any questions regarding this notice or the blackout period, please contact Larry McIntyre at (952) 887-8059 or in writing to The Toro Company,
Attention: Larry McIntyre, 8111 Lyndale Avenue South, Bloomington, Minnesota 55420.